Exhibit 99.1

Bion Breaks Ground in Indiana on First Commercial-Scale Gen3Tech Facility

November 3, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts and recovers valuable resources, announced it has broken ground on a small commercial-scale Gen3Tech facility that will be located near Fair Oaks, Indiana. Bion expects building construction to be completed by December 15, 2022, with waste processing equipment delivered by mid-January.

Successful operation of the Gen3Tech platform at Fair Oaks will demonstrate its scalability and allow nitrogen recovery efficiencies to be optimized at scale. Operating data from the Fair Oaks facility will be used to design Bion’s first full-scale commercial project and will support certification requirements for various regulatory agencies, including the California Department of Food and Agriculture’s (CDFA) organic program and USDA’s Process Verified Program (PVP) to establish a USDA-certified sustainable brand. The facility will also produce ammonium bicarbonate fertilizer for both commercial testing by potential joint venture partners and university growth trials.

Bion’s patented Gen3Tech is the result of more than 30 years of technology development. It was designed to mitigate environmental impacts, recover resources that today are wasted or significantly underutilized, including renewable energy and high-value fertilizer products, and produce premium branded sustainable meat products. The system captures and stabilizes the highly volatile ammonia-nitrogen in the waste that today contributes to acid rain, contaminates groundwater, and is a primary source of nutrient runoff that fuels harmful algae blooms and dead zones in the Chesapeake Bay, Great Lakes, Gulf of Mexico, and many other U.S. waters. Anaerobic digesters, which are increasingly being used to extract methane from dairy (and other organic) waste, increase the production of this problematic ammonia.

In dry climates like California, ammonia emissions from livestock facilities combine with tailpipe emissions to produce PM2.5, fine inhalable particulate matter that travels deep into the respiratory tract, reaching the lungs and entering the blood stream. Scientific studies have linked increases in daily PM2.5 exposure with increased respiratory and cardiovascular problems and deaths. US EPA Region 9 (Pacific Southwest) is currently evaluating the control of ammonia emissions from CAFOs (Concentrated Animal Feeding Operations).

Craig Scott, Bion’s director of communications, stated, “A couple key takeaways: first, this is the final engineering step before we are ready to launch full-scale commercial projects. While we expect normal engineering challenges associated with scaling up, we don’t anticipate any major ones because most of this equipment is already in use at larger scale.

Second, and most important: we are NOT another digester company that will power a couple thousand homes from cow poop. Bion’s key differentiator is the comprehensive solution we bring to all the environmental problems associated with livestock waste – air, water, and soil – not just methane and climate change. That comprehensive solution also generates multiple revenue streams, not just one. And while climate impacts need to be addressed, we believe the more pressing problem is the industry’s direct impacts to water quality and human health. In our opinion, developing anaerobic digester projects to extract renewable energy, without addressing ammonia/ nutrient control, is a ticking timebomb that will create greater problems in the future.”

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Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘expect’, ‘anticipate’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct